Exhibit 5.2

[MTHM LETTERHEAD]

December 23, 2004

Scottish Power plc

1 Atlantic Quay

Glasgow G2 8SP, Scotland

Scottish Power Finance (US), Inc.

825 N.E. Multnomah Street, Suite 2000

Portland, Oregon 97232

Ladies and Gentlemen:

We have acted as special United States counsel to Scottish Power plc, a public limited company registered under the laws of Scotland (“ScottishPower”), and Scottish Power Finance (US), Inc., a corporation incorporated under the laws of Delaware (“SPF”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of the registration statement (File No. 333-120112) on Form F-3 filed by ScottishPower and SPF (including all amendments thereto, the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus, of (i) guaranteed debt securities of SPF (the “Guaranteed Debt Securities”), unconditionally guaranteed as to the payment of principal, premium (if any) and interest, by ScottishPower (the “Guarantees”); (ii) debt securities of ScottishPower (the “ScottishPower Debt Securities”, and, together with the Guaranteed Debt Securities, the “Debt Securities”); (iii) preference shares of ScottishPower; and (iv) ordinary shares of ScottishPower, in the form of ordinary shares or American Depositary Shares, with an aggregate principal amount for the securities referred to in clauses (i) through (iv) above of up to $4,000,000,000 or the equivalent thereof in one or more other currencies, including composite currencies. The ScottishPower Debt Securities and the Guaranteed Debt Securities will be issued in one or more series in accordance with the provisions of the respective indentures (the “Indentures”) to be entered into between ScottishPower and JPMorgan Chase Bank as trustee, and SPF and JPMorgan Chase Bank as trustee, respectively.

We have examined such matters and documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing and subject to the qualifications and limitations stated herein, and having regard to legal considerations that we deem relevant, we are of the opinion that, with respect to the Debt Securities and the Guarantees, when (i) the Indenture relating to the ScottishPower Debt Securities has been duly authorized, executed and delivered by the parties thereto; (ii) the Indenture relating to the Guaranteed Debt Securities has been duly authorized, executed and delivered by the parties thereto; (iii) the terms of the Debt Securities and the Guarantees of a particular series and of their issuance and sale have been duly established in conformity with the applicable Indenture relating to the Debt Securities and Guarantees so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on ScottishPower or SPF, as applicable, and so as to comply with any requirements or restriction imposed by any court or governmental body having jurisdiction over ScottishPower or SPF, as applicable; (iv) such Debt Securities and such Guarantees have been duly authorized, executed and delivered and, in the case of the Debt Securities, authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement, upon payment and delivery in accordance with the underwriting or similar agreement relating thereto, such Debt Securities and such Guarantees will constitute legal, valid and binding obligations of ScottishPower and SPF, as applicable, except (a) as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally; (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity), including without limitation the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and concepts of materiality, reasonableness, good faith and fair dealing; (c) possible judicial action giving effect to foreign governmental actions or laws; and (d) as rights to indemnity and contribution may be limited by applicable law or principles of public policy.

For the purposes of the opinions expressed above we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities, and the Guarantees, if applicable offered thereby; (iii) all Debt Securities will be issued and sold in compliance with the applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) the applicable Indenture will have been duly authorized, executed and delivered by the parties thereto other than ScottishPower or SPF, as appropriate; (v) the applicable distribution, underwriting or similar agreement pursuant to which such Debt Securities are sold will have been duly authorized, executed and delivered by the parties thereto; and (vi) there will not have occurred any change in law affecting the validity or enforceability of the Debt Securities or the Guarantees and that any terms of the Debt Securities or the Guarantees not contained in the form of the Debt Securities and the Guarantees included in the forms of the Indentures included as Exhibits 4.1 and 4.2 to the Registration Statement will not violate any applicable law or be unenforceable.

With respect to our opinion expressed above as it relates to Debt Securities denominated in a currency other than United States dollars, we note that effective enforcement of a foreign currency claim in the New York State courts or the federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of such claim) be converted into United States dollars at the rate of exchange prevailing on a specified date. We express no opinion as to whether a federal court sitting in the State of New York would award a judgment in a currency other than United States dollars. We also note that the recognition and enforcement in the New York State or United States federal courts sitting in the State of New York of a foreign judgment obtained against ScottishPower or SPF is subject to the Uniform Foreign Money-Judgments Recognition Act (N.Y. C.P.L.R. §5301 et seq.)

The foregoing opinion is limited to matters involving the law of the State of New York and the federal law of the United States, and we do not express any opinion as to the law of any other jurisdiction. For purposes of our opinion, we have assumed that (i) ScottishPower has been duly incorporated and is an existing company under the laws of Scotland, and (ii) the Indentures relating to the Guaranteed Debt Securities of SPF have been or will be duly authorized, executed and delivered by ScottishPower insofar as the laws of Scotland are concerned. With respect to all matters of Scottish law, we note that you are being provided with the opinion, dated the date hereof, of Shepherd+ Wedderburn, Scottish counsel to ScottishPower.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Validity of Securities” in the Prospectus and in any Prospectus Supplement filed with the Commission by ScottishPower or SPF without admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Milbank, Tweed, Hadley & McCloy LLP

MDD/RBW

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